ROYCE VALUE TRUST, INC.
                        1414 Avenue of the Americas
                            New York, NY 10019

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                           IMPORTANT INFORMATION
                     REGARDING THE SPECIAL MEETING OF
                               STOCKHOLDERS
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Dear Preferred Stockholder:

At the Special Meeting of Stockholders held on Monday, March 2, 1998, the holders of a majority of the Fund's outstanding Common Stock and of more than two-thirds of its outstanding Preferred Stock approved Proposal 1, to increase the frequency of Preferred Stock dividend payments from annual to quarterly. The first quarterly dividend, which will include the extra one-time payment of $0.05 per share, will be paid on March 23, 1998 to record holders on March 6.

The Meeting, however, was adjourned to Monday, March 16, 1998, in order to allow Preferred Stockholders additional time to vote on Proposal 2. Proposal 2 would eliminate the need for stockholders of one class or series to vote on matters which do not adversely affect that group. For example, holders of shares of Common Stock and of any other future series of Preferred Stock would no longer vote on future proposed changes affecting only your Preferred Stock, and only you could accept or reject the change. THUS, PROPOSAL 2 IS IMPORTANT TO BOTH THE FUND AND TO YOU.

YOUR VOTE AT THIS TIME MAY BE DECISIVE, AS WE ARE VERY CLOSE TO THE REQUIRED 2/3RDS MAJORITY. Please take a few moments and vote your shares, using any one of the following methods:.

          1.  By Phone:  Please     call     Shareholder    Communications
                         Corporation    toll   free   at   1-800-733-8481,
                         Extension "439". Operators will be available to take your vote Monday thru Friday, between the hours of 9:00 a.m. and 11:00 p.m. Eastern Time.

          2.  By Fax:    Fax  your  proxy  to us toll free  at  1-800-733-
                         1885, anytime.

          3.  By Mail:   Return   your  executed  proxy  in  the  enclosed
                         postage  paid  envelope.   Please  utilize   this
                         option   only  if  Methods  1  and  2  are   both
                         unavailable, as we may not receive your mailed proxy by March 16, 1998.


March 4, 1998